UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Learning Tree International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Learning Tree International, Inc.

1805 Library Street, Reston, Virginia 20190

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, March 20, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (our “Annual Meeting”) of Learning Tree International, Inc. will be held at Learning Tree International, 1805 Library Street, Reston, Virginia 20190, on Friday, March 20, 2009 at 10:00 a.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect two Class II directors for a term of three years.

2.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

Our board of directors has fixed the close of business on January 22, 2009 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting or at any adjournment thereof.

Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying Proxy Card, by telephone or, if you hold your shares through a broker or in “street name,” by voting electronically via the Internet. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to http://www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have available your 12-digit control number, located on your Proxy Card. Please do not return the enclosed paper ballot if you are voting by Internet or telephone. The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ Eric R. Garen
Eric R. Garen
Chairman of the Board

February 5, 2009

LEARNING TREE INTERNATIONAL, INC.

1805 Library Street, Reston, Virginia 20190

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished to our stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Learning Tree International, Inc., a Delaware corporation. The proxies solicited hereby are to be voted at our 2009 Annual Meeting of Stockholders to be held at our offices at 1805 Library Street, Reston, Virginia 20190 on Friday, March 20, 2009, at 10:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).

At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	To elect two Class II directors for a term of three years.

2.	To transact such other business as may properly come before our Annual Meeting.

A form of proxy is enclosed. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Our Board of Directors (our “Board”) recommends that stockholders vote “FOR” the election of the nominees for our Board named below. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with these recommendations. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

If you will not be able to attend our Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying Proxy Card or by voting electronically via the Internet (available only if you hold your shares through a broker or in “street name”) or by telephone. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. To vote by Internet (assuming you hold your shares through a broker or in “street name”), go to http://www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have available your 12-digit control number, located on your Proxy Card. Please do not return the accompanying Proxy Card if you are voting by Internet or telephone.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at our Annual Meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about February 5, 2009. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Important Notice Regarding Availability of Proxy Materials

for the 2009 Annual Meeting of Stockholders to be Held on March 20, 2009

Our Proxy Statement, Annual Report on Form 10-K, and Proxy Card are available on the Internet at http://www.proxyvote.com and at the “Investor Information” section of our corporate website at http://www.learningtree.com/investor.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; Quorum

Only holders of record of our voting securities at the close of business on January 22, 2009 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting. As of the Record Date, 16,273,816 shares of our common stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding common stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of January 22, 2009, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the persons named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects his or her beneficial ownership, as defined in Securities and Exchange Commission rules and regulations. As a result, in some cases, more than one beneficial owner has been listed for the same securities. In accordance with Instruction 5 of Item 403, where more than one beneficial owner has been listed for the same securities, in computing the aggregate number of shares owned by directors and officers of the registrant as a group, those shares have been counted only once. See the footnotes below for specific share ownership details.

	Common Stock(1)
Name and Address of Owner	Number of Shares	Percent of Class
David C. Collins(1)(2)(3)(4)	4,245,227	24.6%
Eric R. Garen(1)(2)(5)(6)	3,382,105	20.8%
Nicholas R. Schacht(1)(2)	108,777	*
Charles R. Waldron(1)(2)	6,455	*
David A. Booker(1)(2)	11,644	*
Mary C. Collins(1)(2)(3)(4)	4,245,227	24.6%
Magnus Nylund(1)(2)	27,964	*
W. Mathew Juechter(1)(2)	46,277	*
Curtis A. Hessler(1)(2)	16,517	*
Stefan C. Riesenfeld(1)(2)	15,683	*
George T. Robson(1)(2)	15,683	*
Howard A. Bain III(1)(2)	16,517	*
Theodore E. Guth(5)(6)	1,147,065	7.1%
Lane Five Partners LP(7) 1122 Kenilworth Drive, Suite 313 Towson, Maryland 21204	1,100,000	6.8%
All directors and executive officers as a group(1)(8)	7,892,847	48.5%

*	Less than 1%.

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after January 22, 2009. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares in this table includes the following number of shares issuable upon vested options or that vest within 60 days after January 22, 2009: 92,842 shares for Mr. Schacht; 961 shares for Mr. Waldron; 11,644 shares for Mr. Booker; 50,000 shares for Ms. Collins; 21,684 shares for Mr. Nylund; 10,827 shares for Mr. Juechter; 10,827 shares for Mr. Hessler; 10,827 shares for Mr. Bain; 9,993 shares for Mr. Riesenfeld; 9,993 shares for Mr. Robson; and 229,596 shares for all directors and executive officers as a group. It also includes restricted shares that are subject to forfeiture if we do not achieve specified results during fiscal 2009 as follows: 8,234 shares for Mr. Schacht; 4,705 shares for Mr. Waldron; 3,058 shares for Mr. Nylund; 2,828 shares for Mr. Juechter; 2,828 shares for Mr. Hessler; 2,828 shares for Mr. Bain; 2,828 shares for Mr. Riesenfeld; 2,828 shares for Mr. Robson; and 30,137 shares for all directors and executive officers as a group.

(2)	Mr. Garen is the Chairman of our Board, and Dr. Collins is the Vice Chairman of our Board. Mr. Schacht is our President and Chief Executive Officer and a Director. Mr. Waldron is our Chief Financial Officer and Chief Accounting Officer. Mr. Nylund is our Chief Information Officer. Mr. Booker is our Chief Operating Officer. Ms. Collins was our Chief Administrative Officer and Secretary until she retired from Learning Tree on February 15, 2007. Mr. Juechter, Mr. Hessler, Mr. Bain, Mr. Riesenfeld and Mr. Robson are members of our Board. The address of these individuals is Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190.

(3)	Dr. Collins and Ms. Collins are married. Accordingly, the shares listed for Dr. Collins include 247,640 shares and options beneficially owned by Ms. Collins, and those listed for Ms. Collins include 1,472,248 shares beneficially owned by Dr. Collins, although each disclaims beneficial ownership of the other’s shares.

(4)	The shares listed for Dr. Collins and Ms. Collins both include: (i) 89,918 shares owned by the Collins Family Foundation, the directors of which are Dr. Collins and Ms. Collins, but as to which they disclaim beneficial ownership; (ii) 238,323 shares owned by Adventures in Learning Foundation, of which Dr. Collins and Ms. Collins are a minority of the trustees and as to which they disclaim beneficial ownership; (iii) 1,899,621 shares owned by DCMA Holdings LP, of which Dr. Collins and Ms. Collins are general partners, but as to which they disclaim beneficial ownership; and (iv) 297,477 shares owned by the Collins Family Trust, of which Dr. Collins and Ms. Collins are the trustees.

(5)	The shares listed for Mr. Garen include 61,454 shares owned by the Garen Family Foundation, of which Mr. Garen is a trustee, but as to which he disclaims beneficial ownership. Also included in Mr. Garen’s shares are: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares. See footnote 6.

(6)	Mr. Guth has sole voting and disposition power, as Trustee, of the following shares, as to which he disclaims beneficial ownership: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Guth’s address is Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Boulevard, Los Angeles, CA 90064.

(7)	Based upon information contained in the September 30, 2008 Schedule 13F filed jointly by Lane Five Partners LP (the “Fund”), Lane Five Capital Management LP, Lane Five Capital Management, LLC, Lane Five Capital Partners GP LLC, and Lisa O’Dell Rapuano, the Fund has sole investment discretion and voting power with respect to all 1,100,000 shares.

(8)	As described in Footnotes 3, 4, 5 and 6, certain of the shares have been listed for more than one of the named individuals. This total reflects the total number of shares owned by the director and officer group as a whole, eliminating the shares attributed to more than one individual.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board has eight members and is divided into three classes, Class I, Class II and Class III, with staggered terms. The current terms of the Class II directors will expire at our Annual Meeting this year, the term of the Class III directors will expire at the annual meeting of stockholders to be held in 2010 and the terms of the Class I directors will expire at the annual meeting of stockholders to be held in 2011. At each subsequent annual meeting of stockholders, directors will be elected for a full three-year term to succeed the directors whose terms are then to expire.

Information Concerning Nominees and Other Directors

Name	Age	Position
Class I Directors—Present term expires in 2011.

Nicholas R. Schacht	49	President, Chief Executive Officer, and Director

Howard A. Bain III	62	Director

Curtis A. Hessler	65	Director

Class II Directors—Nominees for election to terms expiring in 2012.

W. Mathew Juechter	75	Director

Stefan C. Riesenfeld	60	Director

Class III Directors—Present term expires in 2010.

David C. Collins	68	Vice Chairman of the Board of Directors

Eric R. Garen	61	Chairman of the Board of Directors

George T. Robson	61	Director

Nicholas R. Schacht has served on our Board since 2005 and has been our President and Chief Executive Officer since 2005. He was our President and Chief Operating Officer from 2003 until 2005, and was our Chief Operating Officer from 2002 to 2003. He was president of Global Learning Systems from 1999 to 2002, Group President for the Institute for International Research from 1998 to 1999, and held a variety of positions with ESI International from 1989 to 1998, culminating as its President. From 1987 to 1989, Mr. Schacht was a Research Fellow with Logistics Management Institute, and from 1981 to 1987, he was a U.S. Naval officer. Mr. Schacht holds a B.S. degree with honors from the U.S. Naval Academy, a Master’s degree in General Administration from the University of Maryland, and a Master of Science degree from The George Washington University.

Howard A. Bain III has served on our Board since 2001. He is also a director of Nanometrics, Inc. and several private venture capital financed companies. Since 2004, he has been an independent consultant in all aspects of corporate finance. He held Chief Financial Officer positions at several public companies including: Portal Software from 2001 to 2004, Vicinity Corporation in 2000, Informix from 1999 to 2000, and Symantec Corporation from 1991 to 1999. He has additional experience in various technology companies in the areas of semiconductor devices and manufacturing equipment; laser-based large screen projection systems; and computer disk drives. He was a consultant with Arthur Andersen LLP where he was a certified public accountant. Mr. Bain holds a B.S. in Business from California Polytechnic University.

Curtis A. Hessler has served on our Board since 2003. Mr. Hessler currently serves as an adjunct professor of law at the University of California Los Angeles and at Pepperdine Law School and provides occasional expert testimony as a director of LEGC, Inc., an expert services and consulting firm. From 1998 until his retirement in 2006, he was Chairman and founding Chief Executive

Officer of 101communications LLC, an international publishing and educational conference company serving information technology professionals. From 1997 to 1998 he served as President and Chief Executive Officer of Quarterdeck Corporation, a software firm. From 1996 to 1997 he served as Chairman and Chief Executive Officer of I-Net, Inc., a network management services company. From 1991 to 1995 he served as Executive Vice President, Chief Financial Officer of the Times Mirror Company, a media company. From 1984 to 1990 he served as Vice Chairman and Chief Financial Officer of Unisys Corporation, a computer and computer services company. From 1981 to 1983 he was a partner of Paul Weiss Rifkind Wharton and Garrison, a law firm. From 1977 to 1981 he held various positions with the Federal Government: Assistant Secretary of the U.S. Treasury for Economic Policy, Executive Director of the President’s Economic Policy Group and Associate Director of the Office of Management and Budget. Mr. Hessler is a member of the Board of Directors of Evercore Partners, Inc., an investment banking boutique. Mr. Hessler is a graduate of Harvard College (BA, summa), Oxford University (Rhodes Scholarship), the Yale Law School (JD), and the University of California, Berkeley (MA Economics).

W. Mathew Juechter has served on our Board since 1987. He is President and Chief Executive Officer of IRA, Inc., a management consulting company that works primarily in the areas of strategy, structure and executive development. From 1991 to 1999, he was Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. Mr. Juechter served as President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. From 1989 to 1997, he also was President of the Board of Governors of the American Society for Training and Development. Mr. Juechter is a graduate of Boston University and Harvard Business School.

Stefan C. Riesenfeld has served on our Board since 2006. From 2000 until his retirement in 2003, he served as Chief Financial Officer of Asia Global Crossing. From 1999 to 2000 he served as Chief Financial Officer of Teledyne Technologies. From 1996 to 1999 he served as Finance Director (Chief Financial Officer) of ICL PLC, an information technology company. From 1989 to 1996 he served as Corporate Treasurer of Unisys Corporation. Mr. Riesenfeld holds an MBA and an MA (economics) from Stanford University and a B.S. in physics from the California Institute of Technology.

David C. Collins, one of our co-founders, has been Vice Chairman of our Board since 2007. Dr. Collins served as Chairman of our Board from 1974, when we began operations, until 2007. Until his retirement in 2005, Dr. Collins also served as our Chief Executive Officer for 32 years. Dr. Collins has a Bachelor of Science degree (with distinction) in Electrical Engineering from Stanford University, and Masters and Ph.D. degrees in Electrical Engineering from the University of Southern California.

Eric R. Garen, one of our co-founders, has served as Chairman of our Board since 2007, and is employed by us on a part time basis. Mr. Garen previously served as our Vice Chairman and President, having been employed by us since 1974. Mr. Garen holds a Bachelor of Science degree in Electrical Engineering from the California Institute of Technology and a Masters degree in Computer Science from the University of Southern California, earning both degrees with honors.

George T. Robson has served on our Board since 2006. He was the Chief Financial Officer of Unisys Corporation from 1990 until 1996, the Chief Financial Officer of H & R Block from 1996 until 1997 and the Chief Financial Officer of Dendrite International, a supplier of software and services to the pharmaceutical industry, from 1997 until his retirement in 2002, and on an interim basis during 2005. Mr. Robson holds a B.S. in Economics and Finance from the Wharton School of the University of Pennsylvania and an M.S. in Management from Binghamton University.

Vote Required

Nominees will be elected as directors by a plurality of the votes cast. The shares of each properly executed unrevoked proxy will be voted FOR the election of all of the nominees, unless the proxy otherwise directs. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

OUR EXECUTIVE OFFICERS

Name	Age	Title
Eric R. Garen	61	Chairman of the Board of Directors

David C. Collins	68	Vice Chairman of the Board of Directors

Nicholas R. Schacht	49	President and Chief Executive Officer

Charles R. Waldron	58	Chief Financial Officer

David A. Booker	47	Chief Operating Officer

Magnus Nylund	38	Chief Information Officer

For the biographies of Mr. Garen, Dr. Collins and Mr. Schacht, please see above.

Charles R. Waldron has been our Chief Financial Officer since 2007. From 2000 until 2007, Mr. Waldron was a partner with Tatum LLC (Tatum), a professional services provider of financial and information technology leadership. During his tenure at Tatum, Mr. Waldron served as Chief Financial Officer of LCC International, Inc., Brivo Systems, Inc., and Netcom Solutions International, Inc. and as consulting Chief Financial Officer for Star Scientific, Inc. Prior to joining Tatum, Mr. Waldron worked for ExxonMobil Corporation in a variety of positions. Mr. Waldron is a licensed CPA and holds BA and MBA degrees from Tulane University.

David A. Booker has been our Chief Operating Officer since October 2007. He was named Executive Vice President in 2006 and was named President and General Manager of our Canadian subsidiary in 1996. Mr. Booker first joined us in 1993. Prior to that time, Mr. Booker held various sales and sales manager positions in the financial services industry in the United Kingdom.

Magnus Nylund has been our Chief Information Officer since 2005. He was our Vice President, Worldwide Information Systems from 2002 to 2005. Prior to his role as Vice President, Worldwide Information Systems, Mr. Nylund served as Director, Worldwide IS Operations. He joined us in 1992 in our Swedish Operating Unit. Mr. Nylund has a Diploma in Computer Science from the University of Gävle, Sweden.

BOARD MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE

Our Board held six meetings during fiscal 2008. Our Board has three separately designated standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee. Each member of these standing committees has been determined to meet the standards for “director independence” within the meaning of the rules and regulations promulgated by the Nasdaq Stock Market. In addition, in fiscal 2008, our Board formed the Strategic Alternatives Committee consisting of all of our outside directors, to oversee the process for soliciting offers for the purchase of the company, and that committee was disbanded in October 2008 upon termination of that process. Each incumbent director attended at least 75% of the aggregate of the number of meetings of our Board and meetings of committees of our Board on which he served during fiscal 2008.

Audit Committee

The members of our Audit Committee are Messrs. Bain (Chairman), Riesenfeld and Robson. The principal functions of our Audit Committee are to review the plan and results of our independent audit with our independent auditors and management, to review our systems of internal control over financial reporting, and to engage or discharge our independent auditors. Our Board has determined that each member of our Audit Committee is “independent” as required in our Audit Committee Charter and the rules and regulations promulgated by the Nasdaq Stock Market. Our Audit Committee met seven times during fiscal 2008.

Our Audit Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor. The information contained in the preceding sentence shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

Our Board has determined that Howard A. Bain III, Chairman of our Audit Committee, is an audit committee financial expert because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Bain has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation and Stock Option Committee

The members of the Compensation and Stock Option Committee (our “Compensation Committee”) are Messrs. Hessler (Chairman), Juechter and Robson. Our Compensation Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor. The principal functions of our Compensation Committee are to (i) review and approve the direct and indirect compensation and employee benefits of our Chief Executive Officer and our other elected officers, (ii) review, administer and approve any incentive plans and bonus plans that include elected officers, (iii) review and oversee our policies relating to the compensation of senior management and other employees, and (iv) address matters relating to our stock option plans and make equity compensation grants. In addition, our Compensation Committee reviews management’s long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites and performs certain other review functions relating to management compensation and employee relations policies. Our Compensation Committee met seven times during fiscal 2008.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (our “Governance Committee”) are Messrs. Juechter (Chairman), Riesenfeld and Hessler. Our Governance Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor. Our Governance Committee met three times during fiscal 2008.

Our Governance Committee manages the process for evaluating current Board members at the time they are considered for renomination. After considering the appropriate skills and characteristics required of our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be renominated, our Governance Committee recommends to our Board whether those individuals should be renominated. On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source, are reviewed under the same process. Our Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). Where executive search firms have been used, we have provided the search firm with a written description of both minimum and desired qualifications for that specific candidate. Based upon these qualifications, the search firm collects resumes and other data about potential candidates and recommends potential candidates to our Governance Committee. Our stockholders may also recommend candidates by sending the candidate’s name and resume to our Governance Committee under the provisions, set forth below, for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.

Our Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as: independence; experience at the corporate, rather than divisional, level in multinational organizations as large as or larger than us; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Governance Committee believes that it is necessary for at least one independent Board member to possess each of the skills enumerated above. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates.

Stockholder Communications

Our Board, including our independent directors, has unanimously adopted a procedure for our stockholders to communicate with our Board. Communications may be addressed to our Secretary, Learning Tree International, Inc. at 1805 Library Street, Reston, Virginia 20190, marked to the attention of our Board or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairman of our Governance Committee.

Annual Meeting Attendance

Our Board members are not required to attend our annual meetings of stockholders. As attendance by stockholders at our annual meetings of stockholders has historically been low, our Board believes the cost of requiring attendance is not generally justified. However, based upon the nature of the matters to be addressed, they may attend. One of the eight members of our Board attended our 2008 annual meeting of stockholders.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Board compensation for our non-employee directors is determined by our Board, based on the recommendations of our Governance Committee. Although our executive officers may provide background data in connection with this process, they are generally not involved in the discussion of Board compensation except to the extent that Mr. Schacht, our Chief Executive Officer, is involved as a member of our Board (but not as a member of our Governance Committee). Directors who are not employed by us currently receive a monthly retainer of $3,000. The Chairpersons of our Compensation Committee and Governance Committee also receive an annual retainer of $5,000, and the Chairperson of our Audit Committee also receives an annual retainer of $10,000. All non-employee directors also receive a $2,000 fee for each Board or committee meeting attended in person and $1,000 if attended telephonically (only a single $2,000 or $1,000 fee is paid for attendance at multiple committee or Board meetings on a single day). In addition, non-employee directors are annually granted $30,000 in stock options (based on compensation expense to be recorded by us in our financial statements over the life of the grant, assuming no forfeitures) and are annually granted $30,000 in restricted stock. However, if we do not meet certain financial performance targets during the fiscal year with respect to which these equity awards are granted (which are the same as the targets for the equity incentives of our management), all or a portion of the equity awards are deemed unearned, and each director forfeits those unearned options and restricted shares. One-third of any earned stock option awards vest in each of the three Decembers following the end of the fiscal year in which they are granted and one-third of all earned restricted stock awards vest in each of the three Januaries following the end of that fiscal year. Our directors are also reimbursed for travel and out-of-pocket expenses incurred on our behalf.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation paid to our non-employee directors for fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
W. Mathew Juechter(3)(4)	$72,000	$24,776	$33,185	$129,961
Howard A. Bain III(5)	$88,000	$24,776	$33,185	$145,961
Curtis A. Hessler(6)	$78,000	$24,776	$33,185	$135,961
Stefan C. Riesenfeld	$77,000	$24,776	$32,620	$134,396
George T. Robson	$82,000	$24,776	$32,620	$139,396

(1)	The amounts in these columns represent the amounts reported in our financial statements for the fiscal year ended October 3, 2008, computed in accordance with FAS 123(R). These amounts include amounts from awards granted in fiscal 2008 and prior years. The assumptions for these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended October 3, 2008, except that these amounts assume no forfeitures. During fiscal 2008, each non-employee director received a grant of a maximum of (i) 1,449 restricted shares of our common stock and (ii) options to purchase 5,291 shares of our common stock at an exercise price of $20.70, the closing price on the date of grant. These awards were subject to meeting certain financial targets for fiscal 2008. For fiscal 2008, under our incentive award financial targets, each non-employee director actually earned (a) 493 of these restricted shares, of which one-third will vest on each of January 1, 2009, 2010 and 2011, and (b) 1,802 of these options, of which one-third will vest on each of December 31, 2008, 2009 and 2010. All unearned restricted stock and options from the fiscal 2008 grants were forfeited by the directors. For each director, the grant date fair value computed in accordance with FAS 123(R) of the (i) earned restricted stock awards granted in 2008 was $10,205 and (ii) earned option awards granted in fiscal 2008 was $10,217.

(2)	At October 3, 2008, each of our non-employee directors held (a) options to purchase 15,892 shares of our common stock and (b) 2,862 shares of restricted stock, which are subject to vesting as described above.

(3)	Mr. Juechter is Chairman of our Nominating and Governance Committee.

(4)	These payments were made to IRA, Inc., a company wholly owned by Mr. Juechter.

(5)	Mr. Bain is Chairman of our Audit Committee.

(6)	Mr. Hessler is Chairman of our Compensation and Stock Option Committee.

COMPENSATION OF EMPLOYEE DIRECTORS

Board compensation for Mr. Garen and Dr. Collins, our employee directors, is determined by our Compensation Committee. Mr. Garen, our former President, continues to be employed by us on a part-time basis as Chairman of our Board, pursuant to an employment agreement dated as of November 16, 2003. He is paid on a monthly basis at a rate of $15,000 per month. Mr. Garen reports directly to our Board and performs executive duties and functions as specified from time to time by our Board. Mr. Garen’s employment may be terminated on three months’ written notice. Since October 2005, Dr. Collins, the Vice Chairman of our Board, has been employed under an arrangement under which he receives aggregate annual compensation of $1.00 per year for his services. In addition to serving as the Vice Chairman of our Board, Dr. Collins provides input to us on special projects as mutually agreed between him and us and administers a charitable giving program for us as described under “Certain Transactions.”

EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation paid to Mr. Garen and Dr. Collins in fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Eric R. Garen	$180,050	$10,845	$190,895
David C. Collins	$1	$720	$721

(1)	For Mr. Garen, includes company contributions to the 401(k) plan of $10,125 and company-paid life insurance premiums of $720 for a special life insurance program; and for Dr. Collins, includes company-paid life insurance premiums of $720 for a special life insurance program.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation and Stock Option Committee (our “Compensation Committee”) is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to compensation of our executive officers, including the individuals who served as our Chief Executive Officer and our Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table below, whom we refer to as our “named executive officers.”

Compensation Philosophy and Objectives

We believe that attracting and retaining well-qualified executives is crucial to our success. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. In designing our compensation programs, we believe that the total compensation of our named executive officers and other key employees should reflect the value created for stockholders while supporting our strategic goals. In doing so, we try to design our compensation programs to reflect the following principles:

•	Compensation should allow us to attract and retain talented and experienced executives.

•	Compensation should be meaningfully related to the value created for our stockholders.

•	Compensation programs should support our short-term and long-term strategic goals and objectives, with a focus on targets that reflect our current strategic objectives.

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions to our success.

The allocation between cash and non-cash compensation is based on our Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance.

Elements of Compensation

For fiscal 2008, the compensation for our named executive officers consisted of four components: base compensation, incentive compensation, equity incentives and health and welfare benefits. Under certain circumstances, we may also grant special bonuses or provide other compensation to our employees, including our named executive officers.

Base Salary. Our Compensation Committee’s general approach to compensating executives is to pay cash salaries that are commensurate with the executives’ experience and expertise and, where relevant, are comparable to the salaries paid to executives in competitive businesses. Base salaries for our executives are reviewed annually and may be determined as part of their total compensation package. Factors that may be considered are inflation, salary history, competitive factors in the market, and relative merit. In fiscal 2008, we did not employ any formal process, such as compensation consultants, for evaluating the base salaries we pay, believing that the benefits would not be justified by the costs. The annual analysis generally begins with an average increase, which reflects our performance, any changes in the cost of living and any perceived increases in competitive salaries. This percentage was approximately 4% for fiscal 2009 and has been less than 5% in each of the last three years. Our Compensation Committee may then adjust this average percentage to reflect individual circumstances, including such factors as performance, individual salary history, increased job responsibility, and changes in compensation paid by competitors.

For information concerning the base salary of each named executive officer during fiscal 2008, see “Summary Compensation Table.” For fiscal 2009, our Compensation Committee decided to increase salaries for our named executive officers as follows:

Named Executive Officer	Fiscal 2009 Base Salary ($)	% Increase from Fiscal 2008
Nicholas R. Schacht	$436,800	4%
Charles R. Waldron	$332,800	4%
David A. Booker(1)	$281,869	4%
Magnus Nylund	$216,320	4%

(1)	Mr. Booker is paid in Canadian dollars, but the amount is shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2009 of CN$1.07 to US$1.00.

Our Compensation Committee may also adjust salary at other times during the year under certain circumstances, including promotions. Should we hire a new named executive officer in the future, we expect that the initial compensation would be determined based on the executive’s experience and, where relevant, by comparison to salaries paid to executives in competitive businesses.

Annual Incentive Compensation. The basic format for the incentive compensation for our named executive officers has been in place for several years. At the beginning of each year, our Compensation Committee approves a target incentive amount for each executive based on a specific percentage of that executive’s base salary. For fiscal 2008 and 2009, the percentages for each of our named executive officers were as follows:

Named Executive Officer	Target Incentive as a Percentage of Base Salary
Nicholas R. Schacht	45%
Charles R. Waldron	30%
David A. Booker	30%
Magnus Nylund	30%

At the beginning of each fiscal year, our Compensation Committee also approves a series of weighted quantitative performance targets for the upcoming fiscal year, most commonly based on one or more of the following: operating income, revenue, gross profit, operating expenses as a percentage of revenue and the quality rating of our courses based upon reviews completed by course attendees. The weighting of the targets is approved by our Compensation Committee and may vary from year to year. For both fiscal 2008 and 2009, the incentive plan included targets for revenue (45%), gross profit (30%), and operating expenses (25%). The minimum target for each measure was set to require an improvement from the prior fiscal year in order to earn any incentive income.

At the end of each fiscal year, the incentive compensation for each executive is determined under a formula using the actual results for the year and the weighting assigned to that target. An executive does not receive any incentive if the minimum targets are not met, but can earn in excess of his or her target incentive if the actual results exceed that minimum targeted level. Overall, an executive’s earned incentive compensation cannot exceed three times his or her target incentive compensation.

In setting the targets and in measuring the actual awards, our Compensation Committee makes certain adjustments (such as foreign exchange rate changes) to generally accepted accounting principles to exclude certain effects that we believe could distort comparisons, so that these numbers do not correspond exactly to our reported results. In addition, at the end of fiscal 2008, our Compensation Committee determined to exclude the impact of expenses incurred in the process of attempting to sell the company and certain litigation costs that it deemed unusual.

The following table shows targets and actual achievement for fiscal 2008; in the event that the actual amount achieved is between any two of these numbers, the percentage is calculated by interpolation:

Award Components/ %	Fiscal 2008 Targets					Fiscal 2008 Actual
	0%	30%	100%	200%	300%	Award Component Results	% Award Earned
Revenue 45%	$166,573,000	—	$184,506,000	$195,576,000	$206,646,000	$178,035,000	63.9%
Gross Profit 30%	55.1%	—	57.0%	61.0%	64.0%	56.3%	64.2%
Operating Expense 25%	45.5%	44.0%	42.5%	41.0%	39.5%	42.4%	109.3%

The weighted averages of these percentages earned for each component resulted in an overall incentive achievement for fiscal 2008 of 75.4% of the targeted incentive compensation. For information concerning the dollar value of the incentive compensation earned by each of our named executive officers during fiscal 2008, see “Summary Compensation Table.”

For fiscal 2008, Mr. Nylund received additional incentive compensation of $22,020, based on (i) 1% of all of our worldwide room rental revenues in excess of $650,000 plus (ii) an additional 0.5% of all worldwide room rental revenues in excess of $1.2 million.

Equity Incentives. Our Compensation Committee has also adopted a program under which we grant units consisting of a combination of non-qualified stock options and restricted stock to our named executive officers (and our other senior executives) on an annual basis to encourage long-term retention of executives and to reward the attainment of corporate goals over a multi-year period. Based on the compensation expense to be recorded by us in our financial statements, our Compensation Committee determines the amount of options and stock related to an approved percentage of each named executive officer’s base salary. For fiscal 2008 and 2009, the percentages for each of the named executive officers were as follows:

Named Executive Officer	Value(1) of Equity Grants as a Percentage of Base Salary
Nicholas R. Schacht	40%
Charles R. Waldron	30%
David A. Booker	30%
Magnus Nylund	30%

(1)	Based on compensation expense to be recorded by us in our financial statements over the life of the grant, assuming no forfeitures.

Our equity compensation awards are subject to the achievement of certain financial performance targets, as specified annually by our Compensation Committee. To the extent that our financial targets are not met during the fiscal year with respect to which the equity awards are granted, all or a portion of the equity awards are deemed unearned, and each executive forfeits those unearned options and restricted shares. In fiscal 2008, equity compensation grants were based on the achievement of financial targets as shown in the table below; in addition, none of the equity compensation would have been earned if our overall corporate operating income was lower than 9% of revenues.

Fiscal 2008 Equity Compensation Targets and Achievement

Revenue Target(1)	% Achievement
$173,236,000	0%
$184,506,000	80%
$195,576,000	100%
Over $195,576,000	100%

(1)	Both in setting the targets and in measuring the actual awards, we make certain adjustments to generally accepted accounting principles to exclude certain effects that we believe could distort comparisons, so that these numbers do not correspond exactly to our reported results.

Revenue in this context for fiscal 2008 was calculated based on fixed foreign exchange rates that were established at the beginning of the fiscal year and resulted in a value of $178,035,000. As a result, 34.06% of the maximum equity awards for fiscal 2008 were deemed earned based on the table above. These earned shares and options will vest on the three-year schedule established by the Compensation Committee. Unlike the cash incentive compensation plan, the equity incentive compensation plan has no provision for over-achievement of results.

In addition to any periodic grants, we have made stock option grants and awards to executive officers on events such as initial employment, promotion, superior performance, as an incentive for continued service with us as well as continued superior performance. On December 3, 2008, our Compensation Committee granted Mr. Waldron, our Chief Financial Officer, options to purchase 50,000 shares of common stock vesting over three years with an exercise price of $10.22 per share. This award was made to recognize his performance and to bring his equity awards in line with those of other officers.

For information concerning the equity incentives awarded to each named executive officer during fiscal 2008, see “Grants of Plan-Based Awards.”

Equity Ownership Guidelines. We encourage our executives to own significant equity in the company, through the ownership of shares or options, but we have not established any specific equity ownership guidelines.

Health and Welfare Benefits. We provide our named executive officers with vacation, medical and health benefits and defined contribution retirement plans comparable to those provided to our employees generally. In addition, consistent with common Canadian practice, our Chief Operating Officer receives a monthly automobile allowance. We do not have any special benefit plans for our named executive officers.

Special Bonuses. Our Compensation Committee also reserves the right to award special bonuses under other circumstances.

In connection with the process for soliciting offers to purchase the company, in May 2008, our Compensation Committee approved agreements to pay each of our named executive officers a special bonus in the amount of such officer’s yearly base salary if (i) a sale transaction closed by March 31, 2009, and (ii) the officer was still employed by us (unless the officer was terminated without cause) three months after such closing. We believed that these bonuses were appropriate to incentivize the participants involved, to reflect the additional work required by the process and to help retain key employees during the sale process. Because the process was terminated in 2008 without any sale, no such bonuses are expected to be paid. However, on October 24, 2008, our Compensation Committee approved special bonuses of $50,000 each to Messrs. Schacht and Waldron to be paid March 31, 2009 assuming the officer is still employed by us on that date. Our Compensation Committee believed that such bonuses were warranted to compensate these officers for the extra efforts required during fiscal 2008 in connection with the process for soliciting offers for us.

In addition, in fiscal 2008, our Compensation Committee approved a special bonus to Mr. Waldron of $50,000 for extra work and results achieved in hiring additional finance staff and completing our audit on time and without any material weaknesses.

During fiscal 2007 and 2008, we did not permit our employees to sell shares of our stock that we owned because of the ongoing sale process and other matters. As a result, our Compensation Committee determined to pay special cash bonuses to those employees whose options expired in-the-money without being exercised. The amount of the bonus was based on the “spread” between the option exercise price and the average price during the “window” under which sales would ordinarily have been possible under our insider trading policy. The only one of our named executive officers who benefited from these payments was Mr. Schacht, who received bonuses aggregating $261,300.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of our Compensation Committee to preserve, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with our best interests. However, our Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for our success. Consequently, our Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Role of the Executive Officers

Under its charter, our Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and our other named executive officers and all other elected officers. In doing so, our Compensation Committee is expected to consult with our Chief Executive Officer and other officers as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Officer, our Compensation Committee meets outside the presence of all of our executive officers, although each director and each employee directly reporting to the Chief Executive Officer is asked to supply a confidential written assessment of the performance of our Chief Executive Officer. With respect to our other named executive officers, our Compensation Committee receives a report and recommendation from our Chief Executive Officer.

At approximately the beginning of each fiscal year, our Compensation Committee determines target amounts and performance criteria for the upcoming year’s performance compensation plan and grants the equity incentive awards for each of our named executive officers.

Compensation and Stock Option Committee Report

The information contained in this Compensation and Stock Option Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management, and based on such review and discussions, the Compensation and Stock Option Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND STOCK OPTION COMMITTEE

Curtis A. Hessler, Chairman
W. Mathew Juechter
George T. Robson

PRINCIPAL COMPENSATION AGREEMENTS AND PLANS

Employment Agreements

We have employment agreements with each of Messrs. Schacht, Waldron, Booker, and Nylund, which provide:

•	that the agreement (and the employment of the executive involved) is terminable by either party at any time.

•	for severance compensation equal to six months’ (twelve months in the case of Mr. Booker) base salary upon termination of employment by us without cause.

•

that the executive will not, (i) for a period of one year (six months in the case of Mr. Booker) following termination, offer any service in competition with us, whether directly or indirectly, in any area served by us at the date of termination; and (ii) for a period of two years (six months in the case of Mr. Booker), disclose any information pertaining to our customers or the contents of any mailing list prepared or used by us during or prior to the term of the Agreement.

•

that the executive will not receive any incentive compensation and must repay any incentive compensation paid in advance (through an interim loan) within 30 days of termination if he terminates his employment with us or is terminated for cause.

•

that the executive will receive any unpaid incentive compensation with respect to a year prior to the year in which he departs, and a prorated (using the number of days before and after his departure) portion of his incentive compensation with respect to the entire fiscal year in which he departs (which will be calculated and paid after the end of such fiscal year) if he is terminated by us without cause.

Payments upon Termination

The information below sets forth the amount of compensation we will pay to each of our named executive officers in the event of termination of such named executive officer’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid can only be determined at the time of such named executive officer’s termination.

All Terminations. Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Any unpaid annual bonus for a previously completed year, unless specified otherwise;

•	Reimbursement for any properly incurred unreimbursed business expenses;

•	Unpaid, accrued and unused personal time off through the date of termination; and

•	Any existing rights to indemnification for prior acts through the date of termination.

Voluntary Termination/Termination for Cause. No additional amounts would be contractually due to any named executive officer upon a voluntary termination or a termination for cause.

Involuntary Termination. In addition to the amounts set forth above, the named executive officers will receive six months’ (12 months in the case of Mr. Booker) base salary upon termination of employment by us without cause. Based on the salary in effect on October 3, 2008 and the incentive compensation that had been earned but not paid for that year as of that date, the amounts payable under such circumstances would have been as follows:

Name	Salary and Incentive(1)	Benefits		Total
Nicholas R. Schacht	$352,410	$—		$352,410
Charles R. Waldron	$232,335	$—		$232,335
David A. Booker	$335,408	$3,727	(2)	$339,135
Magnus Nylund	$151,018	$—		$151,018

(1)	Reflects six months’ salary for Messrs. Schacht, Waldron, and Nylund, payable in accordance with our normal salary payment schedule, 12 months’ salary for Mr. Booker, and any incentive compensation payable to each named executive officer listed.

(2)	Reflects continued coverage under our benefit plans for eight weeks.

Death. In accordance with our standard nondiscriminatory employee term life insurance provisions, the following amounts would be paid to the beneficiaries of the named executive officers if the officer died while employed with us: $500,000 for Mr. Schacht; $416,000 for Mr. Waldron; $554,319 for Mr. Booker; and $271,000 for Mr. Nylund. The foregoing amounts would be doubled in the case of accidental death. Mr. Booker’s term life insurance amounts would be payable in Canadian dollars, but the amount is shown in U.S. dollars using an exchange rate as of October 3, 2008 of CN$1.07 to US$1.00.

Disability. Depending on the nature of the disability and other factors, under our various nondiscriminatory employee plans and arrangements, our named executive officers may be eligible for disability benefits in the event of a disability.

Change of Control. In general, none of our executive officers is entitled to special payments upon a change of control. As noted above, in connection with the process for the solicitation of offers to purchase the company, we entered into agreements providing for the payment of bonuses equal to one year of salary and acceleration of stock options if that process were successful no later than March 2009. Given the termination of this process in 2008, we expect these agreements to expire without resulting in any payments or acceleration.

Equity Incentive Plan

On June 19, 2007, our stockholders approved the Learning Tree International, Inc. 2007 Equity Incentive Plan (our “2007 Plan”) pursuant to which we are authorized to issue incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options, stock appreciation rights, restricted stock awards, performance unit awards and performance share awards to executives (as well as other employees and directors). The 2007 Plan is administered by our Compensation Committee. Each award under the 2007 Plan is evidenced by a written agreement in a form approved by our Compensation Committee. To date, we have only granted stock options and restricted stock under our 2007 Plan. Although we are not permitted to make additional grants under prior plans, we continue to have previously granted options outstanding under our 1999 Stock Option Plan.

Under our 2007 Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of our capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 75% of the fair market value of the common stock on the date of grant. The term of any stock option may not exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). Our Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; although that period cannot be less than six months. Upon exercise of any option granted under our 2007 Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of common stock. No options granted under our 2007 Plan are transferable by the optionee other than by will or by the laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Our 2007 Plan permits the grant of shares of common stock subject to conditions imposed by our Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Defined Contribution Plans

We have adopted a defined contribution plan for the benefit of our United States employees who have met the eligibility requirements. The Learning Tree International 401(k) Plan is a profit-sharing plan qualifying under Section 401(k) of the Internal Revenue Code. In fiscal 2007, qualified employees could elect to contribute up to 15% of their compensation to our 401(k) Plan on a pre-tax basis, subject to statutory limitations. On October 1, 2007, we eliminated the limitation on the maximum employee contribution. Currently, the maximum amount of employee contributions remains subject only to statutory limitations. We contribute at a rate of 75% of the amount, up to the first 6% of employee compensation, contributed by each employee. We contributed $556,000, $630,000 and $741,000 to our 401(k) Plan for fiscal 2006, 2007 and 2008, respectively.

We have also adopted or participate in company or country-sponsored defined contribution plans for the benefit of our employees of all of our foreign subsidiaries. Contributions to these plans are subject to tenure and compensation level criteria, as well as certain limitations. For fiscal 2006, 2007 and 2008, our cost for these plans was approximately $868,000, $546,000, and $663,000 respectively.

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal 2007 and 2008, all compensation awarded to, earned by or paid for services received by (i) our President and Chief Executive Officer and our Chief Financial Officer, and (ii) our two other most highly compensated executive officers as of the end fiscal 2008 who received more than $100,000 in aggregate compensation during fiscal 2008:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Nicholas R. Schacht	2008	$420,050	—	$66,723	$256,567	$403,710	$10,125	$1,157,175
President and Chief Executive Officer	2007	$400,000	—	$13,333	$223,959	$325,395	$9,900	$972,587
Charles R. Waldron(4)	2008	$320,050	$50,000	$7,486	$6,917	$72,335	$10,125	$466,913
Chief Financial Officer and Chief Accounting Officer	2007	$153,928	—	—	—	—	—	$153,928
David A. Booker(5)	2008	$273,584	—	—	$25,487	$61,843	$10,498	$371,412
Chief Operating Officer	2007	$184,770	—	—	$10,497	$226,383	$7,936	$429,586
Magnus Nylund	2008	$208,050	—	$24,966	$45,390	$69,038	$9,368	$356,812
Chief Information Officer	2007	$200,000	—	$4,999	$20,697	$122,023	$7,072	$354,791

(1)	Represents the dollar amount recognized for financial statement reporting purposes for fiscal 2007 and 2008, in accordance with FAS 123(R), of awards pursuant to our 2007 Plan. Assumptions used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended October 3, 2008 except that these amounts assume no forfeitures. As discussed above, in “Compensation Discussion and Analysis,” based on our financial results for fiscal 2008, the following equity granted in 2008 was forfeited: Mr. Schacht, 2,676 restricted shares and 9,769 options; Mr. Waldron, 1,530 restricted shares and 5,582 options; Mr. Booker, 9,544 options; and Mr. Nylund, 994 restricted shares and 3,629 options.

(2)	Consists of amounts payable under our annual incentive compensation program for each named executive officer, plus (i) $261,300 for Mr. Schacht from the special bonus program for employees whose in-the-money options expired during a time when employees were not permitted to sell shares of our common stock due to our insider trading policy and (ii) additional incentive compensation of $22,020 received by Mr. Nylund based on our worldwide room rental revenue. See “Compensation Discussion and Analysis – Elements of Compensation” for additional information.

(3)	For Mr. Schacht, Mr. Waldron and Mr. Nylund, includes contributions to our 401(k) plan of $10,125, $10,125, and $9,368, respectively, for fiscal 2008 and $9,900, $0, and $7,072, respectively, for fiscal 2007. For Mr. Booker, includes (a) for fiscal 2008, contributions to the Registered Pension Plan in Canada of $9,432 and $1,066 in tax gross up amounts; these amounts were paid in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2008 of CN$1.06 to US$1.00; and (b) for fiscal 2007, contributions to the Registered Pension Plan of $7,936; this amount was paid in Canadian dollars but is shown here in U.S. dollars using a rate of CN$1.08 to US$1.00.

(4)	For fiscal 2007, includes compensation to Mr. Waldron as a consultant beginning May 2, 2007 and as an employee after August 29, 2007.

(5)	Mr. Booker held a dual role in fiscal 2007, as General Manager of our Canadian Operating Unit and as Corporate Executive Vice President in charge of Operating Units in Canada, UK, Sweden, France and Japan. His compensation was paid in Canadian dollars, but is shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2008 of CN$1.06 to US$1.00 and for fiscal 2007 using a rate of CN$1.08 to US$1.00.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards during fiscal 2008 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	Earned(#)(2)
Nicholas R. Schacht	—	—	$189,000	$567,000	—	—	—	—	—	—
Options	10/15/2007	—	—	—	—	14,815	14,815	5,046	$20.7	$28,610
Restricted shares	10/15/2007	—	—	—	—	4,058	4,058	1,382	$20.7	$28,607
David A. Booker	—	—	$82,075	$246,225	—	—	—	—	—	—
Options	10/15/2007	—	—	—	—	14,475	14,475	4,931	$20.7	$27,958
Charles R. Waldron	—	—	$96,000	$288,000	—	—	—	—	—	—
Options	10/15/2007	—	—	—	—	8,466	8,466	2,884	$20.7	$16,352
Restricted shares	10/15/2007	—	—	—	—	2,319	2,319	789	$20.7	$16,332
Magnus Nylund(4)	—	—	$62,400	$187,200	—	—	—	—	—	—
Options	10/15/2007	—	—	—	—	5,503	5,503	1,874	$20.7	$10,625
Restricted shares	10/15/2007	—	—	—	—	1,507	1,507	513	$20.7	$10,619

(1)	The payouts under our annual incentive compensation program were based on the attainment of financial performance targets for revenue (45%), gross profit (30%), and operating expense (25%), as described in “Compensation Discussion and Analysis” above. Actual amounts earned under the annual incentive compensation program for fiscal 2008 are set forth in the Summary Compensation Table.

(2)	Equity incentive awards of options and restricted stock during fiscal 2008 were granted subject to our meeting certain financial performance targets, as described in “Compensation Discussion and Analysis” above. The Threshold, Target and Maximum columns represent the minimum, target and maximum number of shares (both restricted stock and shares underlying options), respectively, which could have been earned under the grants. Based on the results in fiscal 2008, 34.06% of the grants were earned; one-third of the earned shares and options vest on each of December 31, 2008, 2009 and 2010.

(3)	Represents the grant date fair value computed in accordance with FAS 123(R) of the earned restricted stock and option awards. The assumptions and methodology used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2008, but assuming no forfeitures.

(4)	Does not include additional incentive compensation of $22,020 received by Mr. Nylund based on our worldwide room rental revenue. This bonus did not have any minimum or maximum. For additional information see “Compensation Discussion and Analysis – Elements of Compensation.”

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

A discussion of the material terms of the employment agreements of our named executive officers and our compensation plans and arrangements, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, is contained in the sections of this Proxy Statement titled “Compensation Discussion and Analysis” and “Principal Compensation Agreements and Plans.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects outstanding vested and unvested stock options and restricted stock held by the named executive officers as of the end of fiscal 2008:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Nicholas R. Schacht	—	—		—	—	4,213	(4)	$42,236
	—	—		—	—	1,382	(5)	$14,511
	50,000	—		$16.97	12/31/08	—		—
	75,000	25,000	(1)	$14.01	9/30/10	—		—
	8,079	16,163	(2)	$12.66	6/24/12	—		—
	—	5,046	(3)	$20.70	12/15/12
David A. Booker	10,000	—		$13.02	9/30/09	—		—
	—	4,931	(3)	$20.70	12/15/12	—		—
Magnus Nylund	15,000	—		$13.02	6/30/09	1,580	(4)	$16,590
	3,029	6,061	(2)	$12.66	6/24/12	513	(5)	$5,386
	—	1,874	(3)	$20.70	12/15/12	—		—
Charles R. Waldron	—	2,884	(3)	$20.70	12/15/12	789	(5)	$8,284

(1)	These unvested options vest on October 1, 2009.

(2)	One-half of these unvested options vest on each of December 31, 2008 and 2009.

(3)	One-third of these unvested options vest on each of December 31, 2008, 2009 and 2010. Excludes the following unearned options that were forfeited: Mr. Schacht, 9,769 options; Mr. Waldron, 5,582 options; Mr. Booker, 9,544 options; and Mr. Nylund, 3,629 options.

(4)	One-half of these unvested shares vest on each of December 31, 2008 and 2009.

(5)	One-third of these unvested shares vest on each of December 31, 2008, 2009, and 2010. Excludes the following unearned restricted shares that were forfeited: Mr. Schacht, 2,676 restricted shares; Mr. Waldron, 1,530 restricted shares; and Mr. Nylund, 994 restricted shares.

OPTION EXERCISES AND STOCK VESTED TABLE

No named executive officer exercised any options during fiscal 2008. The following table sets forth information concerning restricted stock grants to our named executive officers that vested during fiscal 2008:

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Nicholas R. Schacht	2,106	$48,353
Charles R. Waldron	—	—
David A. Booker	—	—
Magnus Nylund	789	$18,115

CERTAIN TRANSACTIONS

Dr. Collins oversees (with the concurrence of our Governance Committee) a charitable budget of $200,000. In fiscal 2006, 2007 and 2008, we donated $200,000, $250,000 and $150,000, respectively, to two public charitable organizations recommended by Dr. Collins. Dr. Collins is a member of the boards of both of those public charitable organizations.

Dr. Collins and Mr. Garen are parties to a Stockholders Agreement, dated as of October 1, 1995, and amended as of October 23, 1995. The Stockholders Agreement provides that (i) the non-transferring stockholder shall have a right of first refusal with respect to any restricted transfer, which is a transfer that is not made to certain affiliates or pursuant to either an underwritten public offering or Rule 144 of the Securities Act of 1933; and (ii) in addition to the foregoing restriction, no restricted transfer to any person or group involving more than five percent of the then outstanding common stock may be effected without the prior consent of the non-transferring stockholder.

During fiscal 2008, we paid $306,253 for legal services performed by Manatt, Phelps and Phillips LLP, a law firm in which Theodore E. Guth is a partner. Mr. Guth has sole voting and disposition power, as trustee of an aggregate of 1,147,065 shares of our common stock held by the Nicole Suzanne Garen Family Trust, the Steven Robert Garen Family Trust, and the Garen Dynasty Trust, but as to which he disclaims beneficial ownership.

We have a written Code of Business Conduct and Ethics that requires all of our employees to avoid actual or apparent conflicts of interest. Our conflicts of interest policy applies to our employees and members of their immediate families. Actual or apparent conflicts of interest must be reported to our Human Resources Director or directly to our Vice President of Human Resources and Administration. An employee may only proceed with the subject transaction if the Vice President of Human Resources and Administration approves of the transaction.

Policies and Procedures for Approving Related Party Transactions

In January 2008, the Board of Directors adopted a Related Party Transaction Policy, which prescribes policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A “related party” is any person for whom, since the beginning of the last fiscal year, we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than 5 percent of any class of our voting securities;

•

an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5 percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5 percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

The Board has delegated to our Governance Committee the responsibility of reviewing and approving related party transactions. Our Governance Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as our Governance Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from our Governance Committee. Related party transactions that are ongoing are subject to ongoing review by our Governance Committee to determine whether it is in our best interest and our stockholders best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee of ours, or is related to any other member of our Compensation Committee, or any other member of our Board, or any of our executive officers.

Report of the Audit Committee

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, BDO Seidman, LLP, our October 3, 2008 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of October 3, 2008. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for fiscal 2008 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements, including prior period restated financial statements, be included in our Annual Report on Form 10-K for fiscal 2008 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Howard A. Bain III, Chairman Stefan C. Riesenfeld George T. Robson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers filed all required reports on a timely basis during fiscal 2008 except David A. Booker, who filed (i) a Form 3 on October 26, 2007 reporting his appointment as Chief Operating Officer effective October 15, 2007, which was due October 25, 2007 and (ii) a Form 4 on October 26, 2007 with respect to a stock option grant effective October 15, 2007, which was due October 17, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For fiscal 2008, our independent auditors, as recommended by our Audit Committee and approved by our Board, were BDO Seidman, LLP, an independent registered public accounting firm. The following table presents fees for professional services rendered by BDO Seidman for fiscal 2007 and 2008

	2007	2008
Audit Fees	$1,266,200	$1,281,000
Audit-Related Fees	—	—
Tax Fees(1)	—	$60,700
All Other Fees(2)	$7,750	$9,200

(1)	Tax fees include fees principally incurred for assistance with tax compliance matters.

(2)	All other fees include fees associated with Securities and Exchange Commission registration statements and responses to staff comment letters.

Audit Committee Authorization of Audit and Non-Audit Services

Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent auditors engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors and require our Audit Committee to be informed of each service provided by the independent auditors. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. Our Audit Committee pre-approved 100 percent of the fees for services provided by BDO Seidman LLP during fiscal 2008.

Our Audit Committee considered and determined that the provision of non-audit services by BDO Seidman LLP was compatible with maintaining the auditors’ independence. Our Audit Committee has selected BDO Seidman as its auditor for fiscal 2009.

A representative of BDO Seidman LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements as such representative deems appropriate.

STOCKHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Securities and Exchange Commission, proposals by eligible stockholders, which are intended to be presented at our Annual Meeting of Stockholders in 2010, must be received by us by October 8, 2009 in order to be considered for inclusion in our proxy materials. Any stockholder proposal that is submitted outside the processes of Rule 14a-8 will be considered untimely unless received by us no later than December 22, 2009.

OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgments.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for fiscal 2008 is being mailed to stockholders along with this Proxy Statement. Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

By Order of the Board of Directors,

February 5, 2008	/s/ ERIC R. GAREN
Eric R. Garen Chairman of the Board

1805 LIBRARY STREET RESTON, VA 20190	VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

LTINT 1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LEARNING TREE INTERNATIONAL, INC. Vote on Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Two (2) Class II Directors:		☐	☐	☐
NOMINEES:
01) W. Mathew Juechter
02) Stefan C. Riesenfeld

In their discretion, the proxies are authorized to vote “FOR” the election of such substitute nominee(s) for director(s) as the Board of Directors of Learning Tree International, Inc. shall select, and upon other such matters as may come before the Annual Meeting.

Note: Please date and sign exactly as your name(s) appear(s) on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

LTINT2

PROXY

LEARNING TREE INTERNATIONAL, INC.

Proxy for Annual Meeting of Stockholders to be held March 20, 2009

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Learning Tree International, Inc. (“Learning Tree”) dated February 5, 2009 and the accompanying Proxy Statement related to the above-referenced Annual Meeting, and hereby appoints Nicholas R. Schacht and Charles R. Waldron, with full power of substitution in each, as attorneys and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of Common Stock, $.0001 par value, of Learning Tree which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Learning Tree, to be held at 10:00 a.m., local time, on Friday, March 20, 2009 at Learning Tree International, 1805 Library Street, Reston, Virginia 20190, and at any and all adjournments or postponements thereof (the “Annual Meeting”) on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

The Board of Directors of Learning Tree solicits this proxy, and when properly executed, the shares represented hereby will be voted in accordance with the instructions in this proxy. If no direction is made, this proxy will be voted FOR the election of all nominees named as Directors of Learning Tree.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE